                                 EXHIBIT (f)(1)

                 [First Tennessee Advisory Services Letterhead]

May 29, 2003

Mr. Richard Rantzow
Chairman
First Funds
370 17th Street, Suite 3100
Denver, Colorado 80202

Re:     FIRST FUNDS (THE "TRUST")

By our execution of this letter agreement (the "Agreement") First Tennessee Advisory Services, a department of First Tennessee Bank National Association ("FTB") agrees that in order to reduce expenses of certain of the Trust's portfolios, it will waive a portion of the advisory fees as follows for the fiscal year ending June 30, 2004:

                              CONTRACTUAL             ADVISORY                  NET
PORTFOLIO                     ADVISORY FEE           FEE WAIVER            ADVISORY FEE
--------------------------------------------------------------------------------------------
Bond                              .55%                  .25%                   .30%
Intermediate Bond                 .50%                  .20%                   .30%

FTB acknowledges that it will not be entitled to collect on or make a claim for waived fees at any time in the future. FTB agrees to continue such waivers for the applicable Portfolios at least through the end of the fiscal year (June 30, 2004).

        FIRST TENNESSEE ADVISORY SERVICES, a department of
        First Tennessee Bank National Association

By: /s/ Karen Kruse
Name:    Karen Kruse
Title:   Senior Vice President & Manager
         Wealth Management Product Development & Support

Your signature below acknowledges
Acceptance of this Agreement:

By: /s/ Traci A. Thelen
Name:    Traci A. Thelen
Title:   Secretary, First Funds